EXHIBIT 99.1

Magnetek Announces Fiscal 2004 Third-Quarter Results

    LOS ANGELES--(BUSINESS WIRE)--May 6, 2004--Magnetek, Inc.
(NYSE:MAG):

    -- Revenues were $64.8 million, up 22% from last year and 12% from Q2 '04.

    -- Orders totaled $73.2 million in the quarter for a 1.13:1.00 book-to-bill ratio.

    -- Order backlog increased from $61.5 million to $70.0 million, a 3-year high.

    -- Gross profit margin increased to 24%; earnings amounted to $0.01 per share.

    Magnetek, Inc. (NYSE:MAG) today reported its results for the third quarter and first nine months of fiscal 2004, ended March 31, 2004. Revenue for the quarter was up 22% to $64.8 million from $53.2 million in the third quarter of fiscal 2003, and increased 12% from $58.1 million in the prior quarter of fiscal 2004.
    The Company had net income of $153,000, or $0.01 per share, in the fiscal 2004 third quarter, against a loss of $5.4 million, or $0.23 per share, in the third quarter of fiscal 2003 and a loss of $4.0 million, or $.15 per share, in the December quarter of fiscal 2004.
    Orders received during the fiscal 2004 third quarter totaled $73.2 million, up 27% and 11%, respectively, from $57.5 million in the third quarter of fiscal 2003 and $66.0 million in the second quarter of fiscal 2004. The resulting book-to-bill ratio at the end of March was 1.13-to-1.00; and order backlog, most of which is deliverable in the current quarter, stood at $70.0 million, up 14% from $61.5 million in the December quarter.
    New products, new customers and new applications accounted for more than $20 million of this backlog.

    Operating Results and Outlook

    Magnetek's gross margin increased to 24.0% in the fiscal 2004 March quarter, its highest level in over two years, up from 22.2% in the December quarter and 19.4% in the prior year third quarter.
    "The sales growth we've seen this fiscal year, and the margin expansion we've been experiencing for over a year now, not only reflect improving economic and market conditions, but also indicate that our 'uncommon power' strategy is taking hold," said Magnetek chief executive Andrew Galef. "That strategy includes increasing emphasis on 'smart' power control products and systems, market share gains through distribution, staking out leadership positions in emerging markets like alternative energy, and redeploying manufacturing for cost savings and proximity to our customers."
    Magnetek's fiscal 2004 third-quarter revenue growth was driven by embedded power control products, which accounted for about 72% of total sales in the quarter. "While sales of embedded power products to telecom and information technology customers continued to recover, our fastest growth came in industrial, medical and other markets, which is right in line with our multi-market growth strategy," Mr. Galef said.
    "Sales of embedded power products through distribution continued to grow during the March quarter and should approximate $2 million for the fiscal year," according to Mr. Galef. "Based on what our distributors are telling us, we think that sales through distribution will accelerate rapidly in fiscal 2005 from our standing start in Q2 of this year, becoming a significant growth factor for us. Every sale through distribution increases our market share because it's a brand new channel for Magnetek, and it is very good margin business."
    Revenue from power control systems sales declined slightly in the March quarter. However, order rates appear to be picking up in the Company's traditional telecom and industrial systems markets. "We're starting to see capital programs that were shelved two years ago coming off the shelf, and we're beginning to get production orders based on our systems development programs in utility, transportation and alternative energy. So we expect systems to contribute quite a bit to our growth and profitability in fiscal 2005," Mr. Galef stated.
    On April 14, the Company announced receipt of the first production order for its new HIQgrid(TM) system, a breakthrough in utility grid security launched in August of 2002 with development funding from NESA, Denmark's largest electric utility. This initial system will monitor and control 4,400 of the approximately 400,000 streetlights in and around Copenhagen, with follow-on orders anticipated. "We have many systems development programs underway in new markets that should result in production orders, a few possibly as early as the current quarter," Mr. Galef said.
    Barring a general economic relapse, Magnetek anticipates continuing growth in embedded power products and comparable growth ensuing in power systems, according to the Company's chief executive. "And we expect to grow our revenues and profits geographically as well by being able to serve customers worldwide from ISO-certified factories in North America, Europe and Asia," Mr. Galef concluded.

    Conference Call Webcast

    This morning, at 11:00 a.m. Eastern time, Mr. Galef and other members of management will host a conference call to discuss Magnetek's results. A replay of the call will be available through May 13 by phoning 617-801-6888 (passcode 20375130) and will be carried on the Company's website for 90 days or as long as the call and its contents remain timely.
    On May 18, Magnetek's management will present at the American Electronics Association (AeA) Micro Cap Financial Conference, being held May 16-18, 2004 at the Monterey Plaza Hotel in Monterey, CA. Information regarding this conference can be obtained via the AeA website: http://www.aeanet.org/Events/EventsCatalog.cfm.
    Magnetek, Inc. manufactures digital power supplies and systems used in distributed power generation, industrial controls, medical electronics, semiconductor processing, consumer products, transportation, communications, information technology and other applications requiring highly reliable, precise, energy-efficient power. The Company operates manufacturing and research facilities worldwide and reported total revenue of $202 million for its 2003 fiscal year, which ended on June 30, 2003.

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for the second quarter of the fiscal year ending June 30, 2004. These forward-looking statements are based on the Company's expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These risks and uncertainties include unanticipated financial results of operations, audit-related findings and their effect on the Company's expected financial results, lack of certainty as to when and how market recoveries may manifest themselves and the actual effect such recoveries will have on the Company. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.



                            Magnetek, Inc.
                  Consolidated Results of Operations
                 (in thousands except per share data)


                               Three months ended    Nine months ended
                                   March 31,             March 31,
                                  (Unaudited)           (Unaudited)
Results of Operations:           2004     2003        2004      2003
---------------------------------------------------------------------
Net sales                  $   64,815  $53,223   $ 173,341  $147,317
Cost of sales (1)              49,230   42,893     134,507   120,961
---------------------------------------------------------------------
Gross profit                   15,585   10,330      38,834    26,356
Research and development        3,578    2,998       9,706     8,456
Selling, general and
 administrative (2)            11,330   10,161      35,055    29,576
Gain from termination of
 retiree medical plan               -        -           -   (27,771)
Asset impairment (3)                -        -           -    34,019
---------------------------------------------------------------------
Income (loss) from
 operations                       677   (2,829)     (5,927)  (17,924)
Interest and other
 expense (4)                      524    3,889       1,607     4,308
---------------------------------------------------------------------
Income (loss) before
 provision for income
 taxes                            153   (6,718)     (7,534)  (22,232)
Provision (benefit) for
 income taxes                       -   (1,308)          -     7,620
---------------------------------------------------------------------
Net income (loss)          $      153  $(5,410)  $  (7,534) $(29,852)
---------------------------------------------------------------------
Per common share:
Net income (loss) per
 common share - basic      $     0.01  $ (0.23)  $   (0.28) $  (1.26)
---------------------------------------------------------------------
Net income (loss) per
 common share - diluted    $     0.01  $ (0.23)  $   (0.28) $  (1.26)
---------------------------------------------------------------------

Weighted average shares
 outstanding
  Basic                        28,469   23,652      26,629    23,633
  Diluted                      28,955   23,652      26,629    23,633


    (1) Includes $4.7 million charge for telecom-related inventory in nine-month period ended March 31, 2003

    (2) Includes $1.7 million charge for accounts receivable and $1.0 million related mainly to plant closure and relocation costs in nine-month period ended March 31, 2004

    (3) Includes $33.4 million charge for telecom-related goodwill and $0.6 million for fixed assets

    (4) Includes $3.3 million charge for settlement of litigation in three- and nine-month periods ended March 31, 2003



                                                    March 31, June 30,
Balance Sheet Data:                                   2004     2003
----------------------------------------------------------------------
Working Capital (excluding current portion of
 LTD)                                               $ 66,525 $ 61,228
Total Assets                                         280,076  280,651
Total long-term debt (including current portion)      16,516   26,702
Common stockholders' equity                           96,867   79,671



                                 Three months ended  Nine months ended
                                     March 31,             March 31,
                                    (Unaudited)           (Unaudited)
Other Data:                         2004   2003           2004   2003
----------------------------------------------------------------------
Depreciation and
 amortization               $      2,541 $2,357   $      7,582 $6,938
Capital expenditures        $        975 $1,968   $      3,481 $4,672



                                                    Magnetek, Inc.
                                            Consolidated Balance Sheet
                                                    (in thousands)

                                                   March 31,  June 30,
                                                      2004      2003
                                                   --------- ---------
Cash                                              $   1,213 $   1,680
Accounts receivable                                  52,332    46,745
Inventory                                            48,685    48,843
Prepaid and other                                     8,896    12,908
                                                   --------- ---------
  Total current assets                              111,126   110,176

Net PP&E                                             31,706    33,794
Goodwill                                             63,815    63,067
Prepaid pension and other assets                     73,429    73,614
                                                   --------- ---------
  Total assets                                    $ 280,076 $ 280,651
                                                   ========= =========

Accounts payable                                  $  32,025 $  35,496
Accrued liabilities                                  12,576    13,452
Current portion of long-term debt                       685       805
                                                   --------- ---------
  Total current liabilities                          45,286    49,753

Long-term debt, net of current portion               15,831    25,897
Other long-term obligations                         117,122   118,861
Deferred income taxes                                 4,970     6,469

Common stock                                            285       237
Paid in capital in excess of par value              127,622   106,541
Retained earnings                                    73,425    80,959
Accumulated other comprehensive loss               (104,465) (108,066)
                                                   --------- ---------
  Total stockholders' equity                         96,867    79,671

  Total liabilities and equity                    $ 280,076 $ 280,651
                                                   ========= =========

    CONTACT: Magnetek, Inc.
             Robert Murray, 310-689-1610
             bmurray@magnetek.com